EXHIBIT 99.1

For Immediate Release	Contact: Investor Relations

ICR, LLC

Kate Messmer

678-421-3800

PRIMEDIA REPORTS SECOND QUARTER 2008 RESULTS

~Total Adjusted EBITDA increased 13.7% over second quarter 2007 ~

~ Operating income increased 23.3% year-over-year ~

~ Announces Regular Quarterly Dividend ~

Atlanta, GA, August 7, 2008 – PRIMEDIA Inc. (NYSE: PRM), a leading provider of advertising-supported consumer guides for the apartment and new home industries, today reported results for the second quarter ended June 30, 2008.

“My first 70 days as President and CEO have been extremely positive, and I am more excited today about the prospects that exist at PRIMEDIA than I was coming into this position,” said Charles Stubbs, President and CEO of PRIMEDIA. “PRIMEDIA has one simple goal: to be the leading cross platform provider of content designed to help consumers find the right place to live.”

“I have quickly developed an initial perspective on our competitive position, existing products, services and technologies and our ongoing efforts to control costs. I have realized that we are in a great position to extend our leading brands and market strengths by implementing growth strategies that will benefit our customers and, as a result, our shareholders. We are now highly focused on our strategic and operational development, analyzing everything from product design to distribution optimization, implementing additional operational efficiencies and identifying our more significant growth opportunities. I look forward to reporting on our progress going forward.”

Commenting on the second quarter results, Mr. Stubbs said, “Our core Apartment Guide business – including ApartmentGuide.com – continued to generate improved performance in the second quarter, achieving its fourth consecutive quarter of year-over-year growth in both revenue and customer count. This track record is a direct result of producing a best in class product offering, one that is national in scope with features specific to local market needs. I believe that there is a meaningful opportunity for PRIMEDIA to take advantage of this market leadership and expand our portfolio of product offerings within the Apartment industry. As we expected, our New Homes and DistribuTech businesses continued to face pressure in the second quarter as the country is experiencing its worst real estate environment in decades. We are taking a long-term view on these businesses, aggressively pursuing operating efficiencies while focusing a great deal of effort on fine-tuning our products and services to best position the Company when the housing market turns.”

($ millions, except per share amounts)	Second Quarter			Percent	First Six Months			Percent
(Unaudited)	2008		2007	Change (f)	2008		2007	Change (f)

Advertising Revenue	$63.0		$64.0	-1.5%	$126.6		$127.1	-0.4%
Distribution Revenue	13.8		14.6	-5.0%	27.7		28.3	-2.1%
Total Net Revenue	$76.8		$78.6	-2.2%	$154.3		$155.4	-0.7%

Adjusted EBITDA (a):	$14.9		$13.2	13.7%	$27.8		$27.3	1.7%

Operating Income	$9.5		$7.7	23.3%	$17.8		$16.4	8.1%

Income (Loss) from Continuing Operations	$3.5		($11.1)		$5.7		($24.3)

Discontinued Operations	($1.6)	(b)	$16.8	(b)	$9.8	(b) (c)	$134.6	(b) (d)

Net Income	$1.9		$5.7		$15.5		$110.3

Free Cash Flow (e)	($1.1)		($32.8)		($20.7)		($35.2)

Income (Loss) per Basic and Diluted Common
Shares from Continuing Operations	$0.08		$(0.25)		$0.13		$(0.55)

(a)

Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, non-cash compensation, provision for restructuring costs and other. Adjusted EBITDA is reconciled to a GAAP measure in the attached Financial Highlights table.

(b)

Includes gain (loss) on sale of businesses, net of estimated tax, of $1.3 million and ($2.3) million for the three months ended June 30, 2008 and 2007, respectively, and $1.5 million and $41.3 million for the six months ended June 30, 2008 and 2007, respectively.

(c)

In the first half of 2008, the Company recognized an estimated tax benefit of $12.5 million in discontinued operations, primarily as a result of its ability to carry back a projected 2008 net operating loss against taxes paid on a portion of the 2007 gain on divestitures of certain subsidiaries.

(d)

In the first quarter of 2007, the Company recorded tax benefits of approximately $61.0 million related to its Enthusiast Media (“PEM”) segment. These benefits, which were recorded as a component of discontinued operations, represent the tax consequences of the recharacterization of certain indefinite-lived intangible assets to definite-lived in connection with the classification of the PEM business as held for sale and were recorded when it became apparent that certain taxable temporary differences would reverse.

(e)

Free cash flow represents net cash provided by operating activities adjusted for additions to property, equipment and other, net (excluding acquisitions) and capital lease payments. Discontinued operations are included until sold or shut down. Free cash flow is reconciled to a GAAP measure in the attached Exhibit A.

(f)	Slight variations in calculations are due to rounding.

Fiscal 2008 Second Quarter Results

•	Total net revenue decreased 2.2% compared to second quarter 2007, reflecting a 2.1% increase in Apartments, offset by a 16.4% decline in New Homes and a 5.0% decline in DistribuTech.
•	Total Adjusted EBITDA increased 13.7% compared to second quarter 2007, due to several factors, including:
o	Lower headcount and professional fees related to completing the headquarters transition from New York to Atlanta;
o	Initiatives to reduce operating expenses, including lowering headcount and cost of sales, as well as optimizing distribution; and
o	Insurance recoveries of $1.0 million related to an ongoing litigation matter.

These improvements were partially offset by lower revenue, $1.9 million of CEO-related expenses, $1.7 million of transition costs, and $0.7 million of legal costs.

•	Operating income increased 23.3% compared to second quarter 2007, primarily due to the same factors described above that contributed to the growth in our Adjusted EBITDA.
•

Net income decreased $3.8 million compared to second quarter 2007, primarily due to a decrease in discontinued operations of $18.4 million and a $10.1 million increase in income tax expense, partially offset by a $24.1 million reduction in interest expense as a result of the Company’s lower debt level.

•

Free cash flow was ($1.1) million in the second quarter 2008 compared to ($32.8) million in the second quarter 2007. The improvement was primarily due to lower capital expenditures and a reduction in interest expense.

Apartments (Apartment Guide, ApartmentGuide.com and Rentals.com)

Apartments, which represent approximately 83% of second quarter 2008 advertising revenue, grew revenue by 2.1% to $52.4 million from $51.4 million in the second quarter 2007. Apartment Guide and ApartmentGuide.com results were driven primarily by continuing actions to strengthen client relationships and provide value-added online enhancements, including tools to better track results and demonstrate effectiveness in generating customer leads and leases. ApartmentGuide.com experienced a monthly average of approximately 2 million unique visitors during the second quarter. Revenue from the Company’s online single unit real estate rental product line, Rentals.com, increased 7.9% sequentially from the first quarter 2008, but declined by 6.0% compared to the second quarter 2007. This decrease was primarily due to the continued impact of the Company’s previously reported execution-related issues, which new leadership has been working to resolve.

New Homes (New Home Guide, NewHomeGuide.com and Professional Edition)

The unprecedented weakness in the U.S. housing markets continued to impact New Homes as this business, representing approximately 17% of second quarter 2008 advertising revenue, experienced a revenue decline of 16.4% to $10.5 million from $12.6 million in the second quarter of 2007. This was primarily due to reductions in customer count and premium advertising spend. Advertising revenue for new homes publications that have been in operation for more than one year declined in the second quarter 2008 by 21.0% compared to second quarter 2007.

DistribuTech

DistribuTech, the Company’s print distribution operation, generated revenue of $13.8 million compared to $14.6 million in the second quarter 2007. As anticipated, DistribuTech revenue continued to weaken, primarily due to the ongoing impact of lost business from third-party customers who publish free print publications within the resale home sector who are scaling back or ceasing operations, as well as a decrease in the average revenue per pocket due to softness in demand.

Discontinued Operations

As previously announced, the Company sold its South Florida and Wisconsin Auto Guide publications, as well as its www.autoguide.com website, to Target Media Partners, an independent print and online publisher, at the end of the second quarter of 2008. In addition, the Company closed its Atlanta Auto Guide during the second quarter. These transactions completed the Company’s exit from the Auto Guide business.

Balance Sheet

As of June 30, 2008, the Company’s cash and cash equivalent balance decreased to $6.8 million versus $111.0 million as of June 30, 2007. The 2007 cash and cash equivalent balance was primarily due to divestiture proceeds generated from the sale of the Outdoors Group, which was subsequently used to pay down debt. The Company had debt, net of cash, of $247.1 million at June 30, 2008, compared to net debt of $1.2 billion at June 30, 2007. The Company had approximately $90.4 million of unused bank commitments available at June 30, 2008.

Free Cash Flow and Capital Expenditures

Free cash flow includes discontinued operations until sold or shutdown. For the quarter ended June 30, 2008, free cash flow was ($1.1) million compared to ($32.8) million for the second quarter 2007. This improvement in free cash flow was primarily due to lower capital expenditures and interest resulting from the Company’s lower debt level. During the quarter ended June 30, 2008, the Company invested

$2.9 million in Consumer Source capital expenditures compared to $3.6 million in the second quarter 2007.

Free cash flow is reconciled to net cash (used in) provided by operating activities in the attached Exhibit A.

Dividend

The Board of Directors of the Company has authorized a quarterly cash dividend of $0.07 per share of common stock, payable on September 10, 2008, to stockholders of record on August 18, 2008. The Company currently expects to continue to pay a regular quarterly dividend for the foreseeable future, at the discretion of the Board of Directors, dependent on such factors as available cash, anticipated cash needs, overall financial and market conditions, future prospects for cash flow and such other factors as are deemed relevant by the Board of Directors.

Fiscal 2008 Outlook

Apartments – The Apartment Guide business remains stable and continues to exhibit steady growth. Occupancy rates in most of the Company’s markets remain at historically normal levels, leading to continued demand for advertising. However, new apartment construction continues to be soft, and the Company does not expect significant additional apartment inventory in 2008. With respect to Rentals.com, the Company continues to focus on driving revenue growth and improving site engineering and performance, while increasing traffic through search engine optimization.

New Homes – Unprecedented weakness in the U.S. housing industry continues to impact the New Homes business, and the Company anticipates increasing pressure throughout the remainder of the year. The Company continues to take actions to streamline its expense structure, which may include suspension of publications in select markets, while continuing to create and strengthen its client relationships to best position itself for when this sector improves.

DistribuTech – The Company expects to continue to lose revenue from customers, particularly within the resale home sector, who have been scaling back or ceasing operations. At the same time, DistribuTech is pursuing new customers to diversify its client base and further optimizing its distribution network by eliminating less effective retail locations.

Corporate Overhead – The transition of the Company’s headquarters from New York to Atlanta was completed in the second quarter, as expected, and the Company continues to anticipate a corporate overhead run rate of approximately $12 million annually compared to the full year 2007 run rate of $29.1 million. The Company incurred $4.3 million of expenses during the quarter associated with transitioning its headquarters, the change in CEO and litigation costs.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 10:00 A.M. Eastern time. The call can be accessed live over the phone by dialing (888) 220-8448, or for international callers, (913) 312-6687. The passcode is 4285525. Additionally, a live audio webcast will be available to interested parties for a limited time only at www.primedia.com under the Investor Relations section.

A recorded version will be available after the conference call at (888) 203-1112 in the U.S. or (719) 457-0820 if you are outside the U.S. The replay ID is 4285525. The recorded version will be available shortly after the completion of the call until midnight, Eastern time, August 14, 2008.

Use of the Term Adjusted EBITDA

Adjusted EBITDA is reconciled to net income in the attached Financial Highlights table. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, non-cash compensation, provision for restructuring costs and other. The Company believes that adjusted EBITDA provides useful information to investors because it is an integral part of the Company’s internal evaluation of operating performance. These operating performance results are used by the Company’s chief operating decision maker to make decisions about resource allocation and to assess performance.

Adjusted EBITDA is not intended to be and should not be considered as an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate adjusted EBITDA in an identical manner, and, therefore, it is not necessarily comparable between companies.

Use of the Term Free Cash Flow

Free cash flow is reconciled to net cash provided by (used in) operating activities in the attached Exhibit A. Free cash flow is defined as net cash provided (used in) by operating activities adjusted for additions to property, equipment and other (excluding acquisitions), and capital lease payments. Discontinued operations are included until sold or shut down.

The Company believes that the use of free cash flow enables the Company’s chief operating decision maker to make decisions based on the Company’s cash resources. The Company believes that free cash flow provides useful information to investors as it is considered to be an indicator of the Company’s liquidity, including its ability to reduce debt, make strategic investments and pay dividends.

Free cash flow is not intended to represent cash flows from operating activities as determined in conformity with accounting principles generally accepted in the United States of America. Free cash flow, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily define free cash flow in an identical manner, and, therefore, it is not necessarily comparable between companies.

About PRIMEDIA Inc.

PRIMEDIA Inc., through its Consumer Source Inc. operation, is a leading provider of advertising-supported consumer guides for the apartment and new home industries. Consumer Source publishes and distributes more than 38 million guides – such as Apartment Guide and New Home Guide – to approximately 60,000 U.S. locations each year through its proprietary distribution network, DistribuTech. The Company also distributes category-specific content on its leading websites, including ApartmentGuide.com, NewHomeGuide.com and Rentals.com, a comprehensive single unit real estate rental site. For more information, visit www.primedia.com.

Forward-looking Statements

This release contains forward-looking statements as that term is used under the Private Securities Litigation Reform Act of 1995. When used in this release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events, and the Company can give no assurance that they will prove to be correct. These forward-looking statements are subject to risks and uncertainties, including those detailed from time to time in the Company’s filings with the Securities and Exchange Commission, that may cause the Company’s actual results to differ materially from those indicated in these forward-looking statements. Many of these risks and uncertainties are beyond the ability of the Company to control or predict. These potential risks and uncertainties include, among others, general economic trends and conditions and, in particular, trends and conditions in the apartment leasing and new home sales sectors of the residential real estate industry, as well as changes in technology and competition; the implementation and results of the Company’s ongoing strategic initiatives; the demand by customers for the Company’s premium services; expenses or adverse results from litigation; increases in fuel and paper costs; and risks arising from potential weaknesses in the Company’s controls environment, particularly the weaknesses previously identified in the Company’s Annual Report on Form 10-K. The Company cautions you not to place undue reliance on these forward-looking statements. All information in this release is as of August 7, 2008. The Company undertakes no duty to update or otherwise revise the information contained in this release.

All names are trademarks and/or registered trademarks of PRIMEDIA Inc. © PRIMEDIA Inc. 2008. All rights reserved.

Financial highlights table and Exhibit A follow

PRIMEDIA Inc.

Financial Highlights (Unaudited)
($ in millions, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenue, Net:
Advertising	$63.0	$64.0	$126.6	$127.1
Distribution	13.8	14.6	27.7	28.3
Total Revenue, Net	$76.8	$78.6	$154.3	$155.4

Cost of Goods Sold	$6.7	$7.4	$13.7	$14.7
Marketing and Selling	19.4	21.4	39.6	41.7
Distribution and Circulation	21.4	21.2	42.6	40.8
General and Administrative Expenses	12.8	14.0	27.3	28.1
Other General Expenses	1.6	1.4	3.3	2.8
Total	$61.9	$65.4	126.5	$128.1

Adjusted Earnings before Interest, Taxes, Depreciation, Amortization and
Other Credits (Charges) (A) (Adjusted EBITDA):	$14.9	$13.2	$27.8	$27.3

Depreciation and Amortization of Property and Equipment	(3.3)	(3.2)	(6.6)	(6.1)
Amortization of Intangible Assets	(0.6)	(0.9)	(1.4)	(1.6)
Non-Cash Compensation	(0.3)	(0.4)	(0.3)	(0.6)
Provision for Restructuring Costs	(1.2)	(1.0)	(1.7)	(2.6)
Operating Income	9.5	7.7	17.8	16.4

Interest Expense	(4.9)	(29.0)	(9.9)	(58.1)
Amortization of Deferred Financing Costs	(0.2)	(0.6)	(0.4)	(1.2)
Other Income (Expense), Net	0.4	2.0	0.5	3.9
Income (Loss) Before (Provision) Benefit for Income Taxes	4.8	(19.9)	8.0	(39.0)

(Provision) Benefit for Income Taxes	(1.3)	8.8	(2.3)	14.7

Income (Loss) from Continuing Operations	3.5	(11.1)	5.7	(24.3)

Discontinued Operations (including gain (loss) on sale of business, net of tax, of $1.3 million and $(2.3) million for the three months ended June
30, 2008 and 2007, respectively, and $1.5 million and $41.3 million
for the six months ended June 30, 2008 and 2007, respectively)	(1.6)	16.8	9.8	134.6

Net Income	$1.9	$5.7	$15.5	$110.3
Basic and Diluted Earnings (Loss) per Common Share:
Continuing Operations	$0.08	$(0.25)	$0.13	$(0.55)
Discontinued Operations	(0.04)	0.38	0.22	3.05
Net Income	$0.04	$0.13	$0.35	$2.50

Basic Common Shares Outstanding (weighted-average)	44,174,533	44,098,131	44,173,225	44,092,510

Diluted Common Shares Outstanding (weighted-average)	44,189,055	44,098,131	44,196,524	44,092,510

Capital Expenditures, net (excluding acquisitions)	$2.9	$6.0	$5.8	$12.0

	At June 30,	At December 31,	At June 30,
	2008	2007	2007
Cash and cash equivalents	$6.8	$14.7	$111.0
Long-term debt, including current maturities (B)	$248.9	$252.8	$1,317.2
Common shares outstanding	44,175,009	44,165,450	44,113,256

(A) Other credits (charges) include non-cash compensation and provision for restructuring costs.

(B) During the third quarter of 2007, the Company repaid all $492.5 million of its term loan, redeemed all $410.0 million of its 8 7/8% Senior Notes due 2011, redeemed$292.2 million of its 8.00% Senior Notes due 2013, and redeemed all $122.5 million of its Senior Floating Rate Notes due 2010. In addition, on August 1, 2007, the Company completed the financing for a $350.0 million senior secured bank credit facility, consisting of a $100.0 million revolving loan facility and a $250.0 million Term Loan B. During the second quarter of 2008, the Company redeemed the remaining $2.6 million of its 8.00% Senior Notes due 2013.

Exhibit A

PRIMEDIA Inc.

Reconciliation of Free Cash Flow to Cash (Used in) Provided by Operating Activities (Unaudited)

($ in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net cash provided by (used in) operating activities	$1.9	$(26.5)	$(14.7)	$(22.6)

Additions to property, equipment and other (excluding acquisitions)	(2.9)	(6.0)	(5.8)	(12.0)
Capital lease payments	(0.1)	(0.3)	(0.2)	(0.6)

Free Cash Flow	$(1.1)	$(32.8)	$(20.7)	$(35.2)

Supplemental information:

Cash interest paid, including interest on capital and restructured leases	$4.4	$44.0	$9.4	$58.0

Cash taxes paid (net of refunds received)	$1.4	$12.1	$16.9	$16.9

Cash paid for restructuring costs (net of sublease receipts)	$1.7	$2.9	$5.3	$5.0